Exhibit 99.2

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
May 26, 2016	Media:	Becca Hary, 630-623-7293
	Investors:	Chris Stent, 630-623-3801

McDONALD'S BOARD OF DIRECTORS NAMES
ENRIQUE HERNANDEZ, JR. NON-EXECUTIVE CHAIRMAN

(OAK BROOK, Ill.) - McDonald’s Corporation (NYSE: MCD) Board of Directors today announced that Enrique (“Rick”) Hernandez, Jr. has been elected non-executive Chairman of the company’s Board of Directors following the company’s Annual Shareholders’ Meeting held today. Hernandez, 60, has served on the Board as an independent Director since 1996 and most recently chaired the audit committee. He succeeds Andrew J. McKenna, who retired after 25 years of service as a director and served the last 12 years as chairman of the board. Hernandez is CEO and President of Inter-Con Security Systems, Inc. in Pasadena, Calif.
“Rick has been a tremendous asset to the Board. He provides strong counsel, has a deep knowledge and passion for the Brand and shares our desire to continue delivering long-term value for our shareholders and the McDonald’s system,” said Steve Easterbrook, McDonald's President and CEO.
“I am delighted to have someone of Rick’s talent and experience, who has served this board so well, now guide it forward,” said McKenna.
Hernandez began his career as a litigation attorney with Brobeck, Phleger, & Harrison in Los Angeles and in 1984 joined Inter-Con Security Systems, Inc. becoming CEO and President in 1986.

Hernandez serves as a Director for Chevron Corporation, Wells Fargo & Company, and Nordstrom, Inc., where last week he concluded ten years of service as chairman. He is also a member of the board of trustees for the University of Notre Dame, and a member of the Harvard College Visiting and Harvard University Resources Committees and The John Randolph Haynes and Dora Haynes Foundation.
Hernandez earned a bachelor’s degree in government and economics from Harvard University and received his law degree from Harvard Law School.
About McDonald's
McDonald's is the world's leading global foodservice retailer with over 36,000 locations in over 100 countries. More than 80% of McDonald's restaurants worldwide are owned and operated by independent local business men and women.

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